EXHIBIT 99.1

GENESCO NAMES ASHLEY RANDOLPH VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

NASHVILLE, Tenn., May 5, 2026—Genesco Inc. (NYSE: GCO) today announced the appointment of Ashley Randolph as Vice President and Chief Accounting Officer, effective May 5, 2026. A 20-year veteran of Genesco, Randolph most recently served as Vice President and Corporate Controller, a role she has held since 2024.

In her new role, Randolph will oversee the Company’s accounting operations, financial controls and compliance, including financial statements, accounting policy, and SEC reporting, while driving continued efficiencies across the function.

“Ashley is a greatly respected leader whose deep institutional knowledge and strong financial expertise have contributed meaningfully to Genesco’s success,” said Mimi E. Vaughn, Genesco’s Board Chair, President, Chief Executive Officer and interim Chief Financial Officer. “Her proven track record, collaborative leadership style and commitment to excellence position her well to lead our corporate accounting organization as we continue to execute our footwear-first strategy and deliver value for our shareholders.”

During her tenure, Randolph has played a key role in strengthening Genesco’s financial foundation and advancing operational effectiveness, including leading the adoption of new accounting standards, modernizing SEC reporting processes and enhancing internal controls. She served as Senior Director, Finance and Accounting from 2018 to 2024 and Director, Finance and Accounting from 2016 to 2018. She held roles of increasing responsibility with the Company in technical accounting and financial compliance from 2004 to 2014. Prior to joining Genesco, Randolph was a senior auditor at Deloitte & Touche. She holds a bachelor’s degree in accounting from Lipscomb University and is a Certified Public Accountant.

EXHIBIT 99.1

GENESCO INC. --- Page 2

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear first company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,230 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves successful, affluent men and women with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Wrangler, Dockers and Starter. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Media Contact
Claire S. McCall, Director, Corporate Relations
(615) 367-8283 / cmccall@genesco.com